EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of IBERIABANK Corporation on Form S-8 (File No. 333-148635, 333-135359, 333-28859, 333-79811, 333-81315, 333-41970, 333-64402, 333-117356 and 333-130273) and Form S-3 (File No. 333-139984) of our report dated February 16, 2007, on our audits of the consolidated financial statements of IBERIABANK Corporation and Subsidiary as of December 31, 2006, and for the years ended December 31, 2006 and 2005, which reports are incorporated by reference in this Annual Report on Form 10-K.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
June 17, 2008